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The following is a transcript of the conference call with analysts, investors and others held on October 26, 2006 in connection with the financial results for Kanbay International, Inc. ("Kanbay") for the fiscal quarter ended September 30, 2006, and the proposed acquisition of Kanbay by Cap Gemini SA (“Cap Gemini”).

FINAL TRANSCRIPT

Conference Call Transcript KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call Event Date/Time: Oct. 26. 2006 / 10:30AM ET

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Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

CORPORATE PARTICIPANTS

Seth R. Frank

Kanbay International - Director of IR

Raymond Spencer

Kanbay International - Chairman & CEO

Bill Weissman

Kanbay International - CFO

CONFERENCE CALL PARTICIPANTS

Jason Kupferberg

UBS - Analyst

Joe Vafi

Jeffries & Company - Analyst

Joseph Foresi

Janney Montgomery Scott - Analyst

Jamie Friedman

Susquehanna - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen. And welcome to the Q3 2006 Kanbay International Earnings and Capgemini Definite Merger Agreement conference call. My name is Natasha and I will be your coordinator for today. [OPERATOR INSTRUCTIONS].

I would now like to turn the presentation over to Mr. Seth Franks, Director of Investor Relations. Please proceed, sir.

Seth R. Frank - Kanbay International - Director of IR

Thank you Natasha. And good morning everyone, and thanks for joining us on today's call. As Natasha said, my name is Seth Frank and I am Kanbay's Director of Investor Relations. We did issue press releases, obviously this morning, announcing our third quarter 2006 results, and in addition, the fact that, we signed a Definitive Merger Agreement to be acquired by Capgemini. Please contact me after the call 847 384 4732 if you need copies of releases or have any additional questions.

In addition to our press release, to assist you in the analysis of our performance, we posted supplemental data containing several operating and financial metrics, on the investor portion of our website, www.kanbay.com. The investor page has both press releases and our supplemental data sheet, which has a lot of metrics around the quarter to help analyze business trends. Specifically, this data can be found there, and in the financials in other section.

With me on our call today are Raymond Spencer, Chairman and CEO and Bill Weissman our Chief Financial Officer. Raymond's going to offer his perspective on the quarter and operating trends. and then he will also review merger details and rationale. And finally Raymond and Bill will be available to answer your questions.

If you will accommodate me for a moment I have to do some language around this call. And that we are going to possibly make statements relating to projections or future results. These statements are forward looking statements under the Federal Securities laws. We can make no assurance that any projections or future results discussed in these statements will be achieved. Any forward looking statements represent our views only as of today, and should not be replied upon as representing our views at any subsequent date. These statements are subject to a variety

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FINAL TRANSCRIPT

Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

of risks and uncertainties. For discussion of important factors that could affect our actual results, please refer to our SEC filings, including the risk factor section of Form 10-Q for the three month period ending March 31st 2006.

In today's call we will discuss several non-GAAP measures reconciliation of these measures to GAAP metrics, are included within the supplemental financial tables in the press release, we issued this morning which can be found on our website.

In addition, in connection with the proposed acquisition of Kanbay by Capgemini and the required stockholder approval, Kanbay intends to file with the SEC, a preliminary proxy statement, and a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Kanbay. Kanbay stockholders are urged to read the proxy statement and other relevant materials, when they become available, because they will contain important information about the acquisition and Kanbay.

Investors and security holders may obtain free copies of these documents, when they are available, and other documents filed with the SEC at its website www.sec.gov. In addition, investors and security holders may obtain free copies of these documents, filed with the SEC by Kanbay, by going to Kanbay's investor's page on its corporate website, www.kanbay.com.

With that behind us, I would like to turn the call over to Raymond Spencer.

Raymond Spencer - Kanbay International - Chairman & CEO

Thank you, Seth. Hello and thank you for joining us.

Today is an incredibly important and exciting day for all Kanbay stakeholders. I am especially delighted to have the opportunity, to speak to the financial community directly, about our announcements.

Let's first turn briefly to our financial results for the third quarter, before discussing the transaction.

Our third quarter results were strong, and I am proud of our consistent operating performance. We have built a platform for balanced growth across revenue sources. Consolidated revenue was $114.1m ahead of our expectation. This result equaled 8% sequential growth, and marks the first opportunity to compare two consecutive quarters of operating results for Kanbay, post the closure of the acquisition of Adjoined Consulting in March of this year. As you can see, both organizations are performing quite well.

On a stand-alone basis, Kanbay's sequential revenue growth was 7.5%, another strong quarter. Year over year, Kanbay's stand-alone revenue growth was 33%, ahead of our long term growth target of 25%. Kanbay's stand-alone third party revenue grew 9% sequentially and 36% year-over-year on a comparable basis.

We recorded very strong growth with our related party client. Revenues grew 7% sequentially and 30% year-over-year on a comparable basis. Earnings were ahead of expectations again this quarter. Net income grew 32% sequentially. Diluted earnings per share were $0.23, after employee stock compensation and activity related to the Adjoined acquisition. This result compares to the $0.18 we posted in quarter two, sequential growth of 28%. The roll off of second quarter [seasonal] and integration related expenses, plus incremental operating leverage, helped us to grow earnings at a greater rate than revenues quarter-over-quarter.

Third quarter EPS, excluding Adjoined and employee stock option expenses, was $0.28, which compares to $0.24 in the second quarter and versus $0.23 in the third quarter of 2005. Somewhat lower margins in 2006, as we previously discussed, impacts year-over-year income comparisons.

Our cash flow and balance sheet are strong. Cash and investments balances increased by $11m to $81m at the end of the third quarter. Cash generated from operating activities in the quarter was $21m, a significant improvement from the second quarter.

Results this quarter achieved in an environment with strong demand for our services. Equally important were strong industry fundamentals, we continued to execute well against our business plan, resulting in continued profitable growth.

Kanbay's expertise, as a highly efficient provider of end-to-end domain-based IT solutions, was independently acknowledged in a report published October 3, by Forrester Research. In this report, Kanbay was ranked as a top offshore provider to the retail banking industry.

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Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

Importantly, Forrester acknowledged that Kanbay was a strong provider of high level strategy support and management consulting services in this vehicle, in addition to its technical expertise. Kanbay's onshore data centers were also mentioned as differentiated.

Given our rapid integration with Adjoined, we are marking the clients as a single entity, with a full operating suite of solutions. Synergistic revenue, which we define as business, neither company, would have won independently, is a critical metric of our collective success. We successfully closed 20 synergistic deals since the Adjoined transaction closed in March.

Looking forward, we have focused on accretive, large scale, offshore initiatives that support the output of prior consulting, and ERT work conducted in the past by Adjoined.

We signed 40 new clients this quarter, a company record. We have doubled our revenue from newly named client's year-over-year. In addition, our global client services team continues to excel in growing our existing account relationships. Our Platinum account roster now stands at 34, including one new platinum client added in the third quarter.

Our related party relationship remains very strong, as you can see from the results this quarter. Business momentum at Adjoined continues, as their core business post growth rates of almost 9% sequentially. From an operating perspective, this month we've moved both organizations to one common back office platform, smoothly and without disruption.

We are very proud with this quarter's results. Market demand for our services is fundamentally sound. We integrated Adjoined ahead of schedule, and are marketing as a single organization.

We can draw from a variety of sources to drive growth, including new business development, increasing penetration of our existing 245 clients, and our synergy revenue pipeline.

The company is clearly operating from a position of strength. And we have an excellent platform for sustainable growth for the next several years. These strong fundamentals, combined with our attention to outstanding client service levels and global relationships management, give us great confidence in our business strategy and vision for the future.

With this background, let me turn now to the details of our decision to sign a Definitive Agreement for Kanbay to be acquired by Capgemini.

In terms of deal structure, Capgemini will acquire all of the outstanding shares of Kanbay for $29 per share in cash. There is no stock or other considerations involved. This price represents a premium of 38.2% over Kanbay's average closing share price for the 30 trading days ending 10/24. This price also represents a one year return of 49%. Thus the total value of the transaction, including payment for outstanding stock options, and assumption of long-term debt, would be approximately $1.3b.

The Board of Directors, of both companies, have approved the transaction. During this process, we solicited a fairness opinion from UBS Securities LLC, which advised us in connection with the transaction.

The Merger Agreement is subject to customary conditions to closing, including the approval of Kanbay shareholders, and review and approval from regulatory bodies. Closing is expected to take place in the first quarter of 2007.

Let me discuss why we think this transaction makes so much sense.

First, the transaction creates substantial value for our shareholders. The purchase price, in the view of our Board, is highly attractive and represents a meaningful premium to our current and trading share price. We have been consistently committed to providing superior shareholder returns, and believe the purchase price accomplishes this goal.

In terms of the merger, Capgemini also shares our existing vision and stated strategy. Thus this deal represents a continuation of our existing approach. In addition, the two organizations will benefit from complementary business philosophies and culture.

With Kanbay as an integral and strategic component of a $10b global organization, our collective client base will benefit from enhanced scale, and an ability to transform their businesses, with transformational consulting and information technology solutions.

Our associates will also benefit from outstanding career opportunities, in the new larger organization, which will provide truly global scale and reach.

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FINAL TRANSCRIPT

Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

Kanbay and Capgemini have a tremendous opportunity to continue attracting and retaining a highly skilled global workforce, with expanded international career opportunities. Our current strong financial performance, demonstrated today in our third quarter earnings, provides positive momentum for our future performance. Joining with Capgemini provides us with the true global footprint and resources, to compete on a larger and broader scale than at any time in our history.

The combination of Kanbay and Capgemini creates a top tier global IT services firm, with unparalleled domain knowledge in the financial services vertical, seamless consulting and technology expertise, and market leading offshore resources. We will present a highly diversified industry presence across the Government, manufacturing, financial services, utilities and telecom sectors.

On a combined basis, the new organization will have over 70,000 associates, delivering technology solutions in over 30 countries. Combined, we will have approximately 12,000 associates in India by the end of 2006.

Together we will cement a global presence, leveraging offshore capabilities, by combining with Capgemini's established India presence. By joining forces, we plan to create a $1b financial services practice, focused IT services practice in North America, and in the United Kingdom within three years.

Through this combination, Kanbay will have achieved an even more enviable and defined position in the financial services industry. And will continue to sell to new vertical sectors, entered through our Adjoined consulting acquisition.

In conclusion, we believe this is a landmark transaction in the global IT services industry. We believe this event can fundamentally transform the professional services industry. By enabling efficient global services delivery via an integrated single point solution, delivered in a seamless fashion, resulting in a lower total cost of ownership for our clients.

I want to thank all of you for your interest in Kanbay. We sincerely appreciate your support.

And now it's our pleasure to take your questions so I'm going to hand the call back to Seth.

Seth R. Frank - Kanbay International - Director of IR

Thanks, Raymond. Before we turn to Q&A, I would just ask everyone to cooperate by limiting themselves to one or two questions, so we can allow everyone a chance. And then you can get back into the queue after your asked questions have had follow-up. Thanks and Natasha will take questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]. Please standby for your first question. And your first question comes from the line of Jason Kupferberg with UBS, please proceed.

Jason Kupferberg - UBS - Analyst

Thanks. I just wanted to ask a question from the Capgemini perspective. Our understanding is that, traditionally Capgemini hasn't really viewed or used India as a true center of domain expertise, the way Kanbay has done so effectively. Does there need to be a big change in mindset, from the Capgemini side, to really get the most benefit out of this acquisition? And if that's the case, Raymond how do you plan to drive that?

Raymond Spencer - Kanbay International - Chairman & CEO

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Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

Jason, as you may know, Capgemini has something in the order of 7,000 associates in India, a lot of them - about 800 - serving the North American market, a lot of them serving the global MR&D marketplace. And they certainly have a lot of domain experience in areas such as SAP and so on. But certainly one of the very strong interests in -- from Cap Gemini’s perspective, in acquiring Kanbay. Was Kanbay's next generation global delivery model, which of course, as you imply, is built around such things as the domain knowledge being delivered to the key boards in India, and, the seamless relationship between people who are on site at our client site and working in India.

And we are pleased to say that Capgemini is certainly looking to Kanbay, to not only help evolve their existing operation, but also to be the model on which the expansion to 35,000 people in India by 2010 is accomplished. So we think this presents very exciting opportunities for our company overall, and especially, of course, for our people in India.

Jason Kupferberg - UBS - Analyst

Okay. Just switching back to the core business for a second, can you talk about the pricing environment? It seems that that's a theme that's come out on some other earnings calls this quarter. And the more detail the better there, if you can comment both on maybe new deals and renewals? Are you seeing an incremental pricing power?

Raymond Spencer - Kanbay International - Chairman & CEO

Bill, would you like to take that call -- that question, I'm sorry?

Bill Weissman - Kanbay International - CFO

Yes, sure. I think what we're seeing certainly less pressure from existing accounts. And in proposals we are sending out, new opportunities we are actually starting to inch up pricing a bit. So we are starting to see a bit of a change in the pricing environment, although I don't expect any dramatic increases in average bill rates. That'll be a gradual thing over time, obviously. But I am starting to see a slight improvement in the pricing environment.

Jason Kupferberg - UBS - Analyst

Okay. And just a quick housekeeping, can you confirm what the break-up fee on the transaction is with Capgem?

Seth R. Frank - Kanbay International - Director of IR

It's 2.85% plus reasonable expense.

Jason Kupferberg - UBS - Analyst

Okay, guys. Thanks and good luck.

Raymond Spencer - Kanbay International - Chairman & CEO

Thank you.

Operator

Your next question comes from the line of Joseph Vafi with Jeffries & Company. Please proceed.

Joe Vafi - Jeffries & Company - Analyst

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FINAL TRANSCRIPT

Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

Gentlemen, good morning. Lots of good news, congratulations.

Raymond Spencer - Kanbay International - Chairman & CEO

Thank you.

Joe Vafi - Jeffries & Company - Analyst

Raymond you might have talked about this a little bit on the Cap call, but if you could go over it again. Why now? Kanbay has some good momentum numbers here, and Q3 are ahead, ahead of expectation. Looks like Q4 that, that momentum is going to spill over into the end of the year here. A fair price, but have you looked at the outlook of slugging it out on your own versus joining up with Cap? Why was this decision now to join up here?

Raymond Spencer - Kanbay International - Chairman & CEO

Sure, Joe. I think there are a number of reasons why we feel Capgemini is an ideal partner for Kanbay and ideal now. And, of course, opportunities come along like this when they come along. We feel that this is a very attractive transaction for Kanbay shareholders.

It represents, as I said, a 38.2% premium over the 30 day average share price from the October 24. It represents 21.2 times '07 EBIT, based on consensus, compared with the medium of 12 times '07 EBIT for tier two U.S. listed offshore companies, which is where we tend to be placed from a comparable perspective. It represents a 28.3 '07 PE, based on consensus, compared with a medium 18 times 07 PE for the tier two listed U.S. offshore. So we think it's an attractive proposition for our shareholders.

In addition, we think that it really enhances, as I said in the call, opportunities for our clients and our associates. This is a people business, obviously. We think there is a very strong cultural fit in this case. That as we looked more deeply into this opportunity, came as a very positive and I would say pleasant surprise.

We think the -- from a client's perspective, the opportunity to evolve our services by adding and delivering higher value solutions, incorporating a number of the existing Capgemini solutions. It helps us expand our relationships with both our clients and their clients, all utilizing the next generation delivery model. So we think that, together we can truly address what our clients are looking for. That is obviously transformative business impact at a lower total cost of ownership.

And our two organizations are very complementary, from a sector focused perspective, the services we offer and the geography. So in a sense, I think we think that this transaction enables us to bring to our clients and our associates the best of both worlds. The complete services capability and a proven global delivery model that's scaleable and can serve now clients around the world.

And frankly, it's unusual for an organization our size, joining an organization many, many times larger, to have an opportunity to play the kind of leadership role that we can play in the transformation of that organization.

So, I think that for all our stakeholders, shareholders, clients, associates, this is a very attractive proposition. And the Board felt certainly compelled to bring to our shareholders based on that.

Joe Vafi - Jeffries & Company - Analyst

Maybe just one follow-up on that is obviously the offshore platform is what the focus is here for Cap. And is the strategy here to make Kanbay the cornerstone of the offshore platform for Capgemini at this point? And maybe some of the existing operations there are going to report into, or integrate into what is the infrastructure and delivery platform of Kanbay offshore?

Raymond Spencer - Kanbay International - Chairman & CEO

Yes, the stated strategy by Paul Hermelin, the CEO of Capgemini who was with me on a number of press conferences and analyst calls today. Is very much to use -- he describes this as a perfect strategic fit to their three III strategy of industrialization, innovation and intimacy.

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FINAL TRANSCRIPT

Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

It certainly strengthens their Indian platform, as he described. They would consolidate the financial services and the consumer product position with us. And it would accelerate the implementation of the global seamless delivery model, as they grow their business from what would be now a combined 12,000 to 35,000 by 2010.

And then it reinforces the North American presence of the Group. So they had laid out a very clear strategic picture in their recent leadership meetings in Montreal. And for them this represents a perfect fit to those strategies.

Joe Vafi - Jeffries & Company - Analyst

Great. Thanks, gentlemen.

Raymond Spencer - Kanbay International - Chairman & CEO

Thank you.

Operator

And your next question comes from the line of Joseph Foresi with Janney Montgomery Scott. Please go proceed.

Joseph Foresi - Janney Montgomery Scott - Analyst

Hi gentlemen and congratulations on the recent news.

Raymond Spencer - Kanbay International - Chairman & CEO

Thank you.

Joseph Foresi - Janney Montgomery Scott - Analyst

I just wanted to ask actually two quick questions here. One is on the decision to sell. Is there anything you are seeing in the competitive atmosphere, at the tier two level as you placed yourself earlier, as far as pricing front of the labor supply? Is it becoming more and more difficult to compete with the larger vendors, who are building up capabilities and certainly have economies of scale? And on the on the labor supply, are you feeling you have to pay up for the talent out there?

Raymond Spencer - Kanbay International - Chairman & CEO

No, I don't think -- I think we have a very good position in India from a -- from the talent pool recognition perspective, and we continue to be able to recruit certainly. I think that we do think on a macro level that there will continue to be consolidation in the industry. And that over time the industry will be left with larger and larger players, and a lot smaller players.

And I think we felt when this opportunity presented itself, that this was really a unique opportunity to transform Kanbay in alignment with our own core values and core strategies. To participate in the evolution and growth of one of the top five firms in the world.

And as I said earlier, the opportunity to have the kind of significant strategic leadership that supported us here, and at the same time to receive, what we believe, is a very attractive price for shareholders, is one that we considered very seriously and felt compelled to recommend to the shareholders.

Joseph Foresi - Janney Montgomery Scott - Analyst

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FINAL TRANSCRIPT

Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

My second question is looking at the quarterly numbers. If I have this correct, it looks like the gross margin came in a bit and it looks like attrition rose. I am assuming attrition is because you put through pricing last quarter. But I think you put through the wage increases in the pricing last quarter, any comments on the gross margin and the attrition rate?

Raymond Spencer - Kanbay International - Chairman & CEO

Bill?

Bill Weissman - Kanbay International - CFO

Yes, sure. Well part of our salary increases for the most of our organization were effective April 1. The senior people in the organization and the Legacy Kanbay organization, those increases were effective July 1. And increases for the entire Adjoined organization were effective July 1, so that had about a 1% impact negative.

We had a slight positive impact, about 40 basis points, from currency and some other various ins and outs. But another impact was that we had a lot of new projects start off in the quarter. And those tend to have a lower margin as we get them ramped up. I do anticipate gross margins to be back around the 40% range in the fourth quarter.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay. And on the attrition side?

Bill Weissman - Kanbay International - CFO

I don't think there is anything we can point to on that one. We're not hearing of anything -- any systemic problems, it's just that sometimes you get various pickups and tick downs in retention. It's not -- it's changed by about 3% and nothing really to be concerned of.

Joseph Foresi - Janney Montgomery Scott - Analyst

Thanks, guys.

Operator

Your next question comes from the line of Jamie Friedman with Susquehanna. Please proceed.

Jamie Friedman - Susquehanna - Analyst

Hi, it's Jamie Freeman at Susquehanna. I was wondering if you could share with us, Ray, any color on the chronology of the conversations. First of all, how long it is that you may have been talking to Capgemini? And, if you may have spoken to anyone else in the field?

Raymond Spencer - Kanbay International - Chairman & CEO

Well, I'm not going to go into details. But I can say that we spent sufficient time together, to reach the conclusion that, this is the right move for both of our organizations. And the Board has recommended the deal, because we believe that it's the best offer for the company at a fair valuation.

Jamie Friedman - Susquehanna - Analyst

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Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

Well, clearly. And there's an expression - you can please some of the people all of the time and clearly you were acting in the shareholders' interests here. But we're just trying to get a bit of color about the dynamics in the space. We had Mphasis get acquired by EDS earlier this year, you may remember. So can you share with us who it is who reached out to whom?

Raymond Spencer - Kanbay International - Chairman & CEO

Yes, as I said earlier, it was Capgemini that initiated these conversations.

Jamie Friedman - Susquehanna - Analyst

Got it. And then the last thing is would it be fair to say that, because you used an average price over the course of the last month, that the conversations date back at least a month or is that too presumptuous?

Raymond Spencer - Kanbay International - Chairman & CEO

No, I don't -- that's not something I'm going to go into details on.

Jamie Friedman - Susquehanna - Analyst

Okay. Well --.

Raymond Spencer - Kanbay International - Chairman & CEO

Again, we feel that the Board has recommended this deal, because we believe it is the best offer for the company at a fair valuation. And we have taken into account obviously the short, immediate and long term perspective.

Jamie Friedman - Susquehanna - Analyst

Fair enough. Thank you.

Operator

[OPERATOR INSTRUCTIONS]. And your next question is a follow-up from Joseph Vafi with Jeffries & Company. Please proceed.

Joe Vafi - Jeffries & Company - Analyst

Just a couple of follow-ups here. Are you planning on -- this deal is probably not going to close until January or February? Is that the timeframe we're looking here?

Raymond Spencer - Kanbay International - Chairman & CEO

I think the current timeline that we are envisioning is a close in earlier 2007, yes.

Joe Vafi - Jeffries & Company - Analyst

Okay. Are you going to start any joint marketing efforts in the meantime because it looks like this is going to move forward here? Is that the plan, or are you going to be operating through a stand-alone in the marketplace, on a business development and sales and marketing perspective?

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FINAL TRANSCRIPT

Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

Bill Weissman - Kanbay International - CFO

As you know, Joe, we can't operate as one company until the transaction closes so we'll continue to operate purely as Kanbay.

Joe Vafi - Jeffries & Company - Analyst

And I think I've seen it mentioned in the press a little bit, but it sounds like HSBC and some of your other clients are okay with this transaction. Is that right?

Raymond Spencer - Kanbay International - Chairman & CEO

Well we are still obviously in the process of speaking to many of our clients where we've -- in the discussions that we've had so far. We've had a great deal of support for this transaction, yes.

Joe Vafi - Jeffries & Company - Analyst

Okay. Very good. Thank you very much.

Operator

Ladies and gentleman please stand by for your next question.

Raymond Spencer - Kanbay International - Chairman & CEO

Okay. Well there being no further questions, thank you very much for attending this call, and for your support of our company. Thank you, Operator.

Operator

You're welcome.

Seth R. Frank - Kanbay International - Director of IR

Thank you very much.

Operator

This concludes the presentation. You may all now disconnect. Good day.

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FINAL TRANSCRIPT

Oct. 26. 2006 / 10:30AM ET, KBAY - Q3 2006 Kanbay International Earnings and Capgemini Definitive Merger Agreement Conference Call

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In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

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Forward-Looking Statements

This transcript contains forward-looking statements that are subject to risks, uncertainties and other factors that could be deemed forward-looking statements and could cause actual results to differ materially from those referred to in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements For example, statements of integration plans are forward-looking statements. Risks, uncertainties and assumptions include those described in the joint press release announcing Cap Gemini’s proposed acquisition of Kanbay and in Kanbay’s SEC reports (including but not limited to its most recent Form 10-K filed with the SEC on March 16, 2006 and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Kanbay’s results could differ materially from its expectations in these statements. These filings are available for free on the SEC’s website at http://www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed acquisition of Kanbay by Cap Gemini and the required stockholder approval, Kanbay intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Kanbay. KANBAY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ACQUISITION AND KANBAY. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Kanbay by going to Kanbay’s Investors page on its corporate website at www.kanbay.com.

Kanbay and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Kanbay’s stockholders with respect to the proposed acquisition. Information about Kanbay’s executive officers and directors and their ownership of Kanbay common stock is set forth in the proxy statement for Kanbay’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on May 1, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Kanbay and its respective executive officers and directors in the proposed acquisition by reading the preliminary and definitive proxy statements regarding the proposed acquisition, which will be filed by Kanbay with the SEC.